UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 16, 2015

Date of Report

(Date of earliest event reported)

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Hudson Pacific Properties, Inc.) Maryland (Hudson Pacific Properties, L.P.)	27-1430478 (Hudson Pacific Properties, Inc.) 80-0579682 (Hudson Pacific Properties, L.P.)
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11601 Wilshire Blvd., Sixth Floor

Los Angeles, California

(Address of principal executive offices)

90025

(Zip Code)

Registrant’s telephone number, including area code: (310) 445-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc. (the “Company”), a Maryland corporation, and Hudson Pacific Properties, L.P. (the “Operating Partnership”), a Maryland limited partnership of which the Company serves as the sole general partner. References to “we,” “our,” “us” or the “company” mean the Company, our Operating Partnership and any of our other subsidiaries.

This Current Report on Form 8-K is being filed to update (1) the description of the Target Properties (as defined below), previously filed with the Securities and Exchange Commission on a Current Report on Form 8-K on January 12, 2015, (2) the combined statements of revenues and certain expenses of the Target Properties, previously filed with the Securities and Exchange Commission on a Current Report on Form 8-K on January 12, 2015, and (3) the unaudited pro forma consolidated financial statements of the Company, previously filed with the Securities and Exchange Commission on a Current Report on Form 8-K on January 12, 2015.

Item 8.01 Other Events.

Target Property Acquisition

As previously disclosed, on December 6, 2014, the Company entered into an asset purchase agreement (the “Purchase Agreement”), by and among the Company, the Operating Partnership and certain affiliates of The Blackstone Group L.P. (collectively, the “Seller Parties”), pursuant to which the Operating Partnership and/or other subsidiaries of the Company will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”) from the Seller Parties in exchange for a combination of cash and equity consideration. Pursuant to the terms of the Purchase Agreement, in consideration for the purchase and sale of the Target Properties, the Operating Partnership will deliver to the Seller Parties a cash payment of $1.75 billion and equity consideration consisting of an aggregate amount of up to 63,474,791 shares of common stock of the Company and common units of limited partnership interest in the Operating Partnership, subject in each case to certain adjustments. The Target Properties are referred to collectively herein as the Target Portfolio.

The acquisition of the Target Portfolio is subject to customary closing requirements and conditions. There can be no assurance that the acquisition will close, or if it does, when the closing will occur.

Information about the Target Properties

The Target Properties represent a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels totaling approximately 40 acres located in the San Francisco Peninsula and Silicon Valley areas. As of December 31, 2014, the Target Properties were approximately 85.9% leased (giving effect to leases signed but not commenced as of that date) and 82.2% occupied.

Comparison of the year ended December 31, 2014 to the year ended December 31, 2013

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $3.0 million, or 1.3%, to $227.4 million for the twelve months ended December 31, 2014 compared to $230.4 million for the twelve months ended December 31, 2013. The decrease in rental revenue was the result of a decrease in average occupancy of 320 basis points to 82.9% for the twelve months ended December 31, 2014 as compared to 86.1% for the twelve months ended December 31, 2013. Average in-place rents increased $0.61 per square foot or 2.5%.

Tenant Reimbursements. Tenant reimbursements increased $3.4 million, or 9.9%, to $37.9 million for the twelve months ended December 31, 2014 compared to $34.5 million for the twelve months ended December 31, 2013. The increase in tenant reimbursements was primarily the result of an increase in operating expenses across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $8.0 million, or 142.9%, to $13.6 million for the twelve months ended December 31, 2014 compared to $5.6 million for the twelve months ended December 31, 2013. The increase in other property income is primarily the result of an increase in lease termination fees of $10.4 million, or 577.8%, to $12.2 million for the twelve months ended December 31, 2014 compared to $1.8 million for the twelve months ended December 31, 2013. During the twelve months ended December 31, 2014, a $9.5 million lease termination fee was received from a tenant at the Patrick Henry Drive property.

The increase in lease termination fees is partially offset by a decrease in other ancillary property revenues of $2.4 million, or 64.9%, to $1.3 million for the twelve months ended December 31, 2014 compared to $3.7 million for the twelve months ended December 31, 2013. During the twelve months ended December 31, 2013, a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $4.8 million, or 7.2%, to $71.2 million for the twelve months ended December 31, 2014 compared to $66.4 million for the twelve months ended December 31, 2013. The increase in property operating expenses is primarily the result of an increase in repairs and maintenance expense for the twelve months ended December 31, 2014 as compared to the twelve months ended December 31, 2013.

Real Estate Taxes. Real estate taxes increased $1.1 million, or 4.4%, to $25.9 million for the twelve months ended December 31, 2014 compared to $24.8 million for the twelve months ended December 31, 2013.

Ground Rent. Ground rent decreased $0.5 million or 3.2%, to $15.0 million for the twelve months ended December 31, 2014 compared to $15.5 million for the twelve months ended December 31, 2013. The decrease in ground rent expense is primarily the result of a decrease in ground rent expense at the Foothill Research property. Ground rent at the Foothill Research property, a component of which is based on a percentage of rental revenues earned at the property, decreased $1.2 million, or 46.2%, for the twelve months ended December 31, 2014 as compared to the twelve months ended December 31, 2013. The decrease in ground rent at Foothill Research was the result of decreased rental revenues at the property due to the early termination in August 2013 of a tenant occupying 115,000 square feet of the building.

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue increased $18.3 million, or 8.6%, to $230.4 million for the twelve months ended December 31, 2013 compared to $212.1 million for the twelve months ended December 31, 2012. The increase in rental revenue was the result of an increase in average occupancy of 260 basis points to 86.1% for the twelve months ended December 31, 2013 as compared to 83.5% for the twelve months ended December 31, 2012. Average in-place rents increased $1.64 per square foot or 5%.

Tenant Reimbursements. Tenant reimbursements increased $4.8 million, or 16.2%, to $34.5 million for the twelve months ended December 31, 2013 compared to $29.7 million for the twelve months ended December 31, 2012. The increase in tenant reimbursements was primarily the result of an increase in operating expenses and an increase in average occupancy across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income increased $2.8 million, or 100%, to $5.6 million for the twelve months ended December 31, 2013 compared to $2.8 million for the twelve months ended December 31, 2012. The increase in other property income is primarily the result of an increase in lease termination fees and other ancillary property revenues. Lease termination fees increased $1.6 million, or 800.0%, to $1.8 million for the twelve months ended December 31, 2013 compared to $0.2 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013, a $1.7 million lease termination fee was received from a tenant at the Foothill Research property.

Other ancillary property revenues increased $1.2 million, or 48.0%, to $3.7 million for the twelve months ended December 31, 2013 compared to $2.5 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013 a $2.4 million restoration fee to refurbish a tenant space to the agreed-upon terms per the lease was received from a tenant vacating the Metro Center Tower property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance and insurance. Property operating expenses remained relatively flat for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012.

Real Estate Taxes. Real estate taxes increased $1.7 million, or 7.4%, to $24.8 million for the twelve months ended December 31, 2013 compared to $23.1 million for the twelve months ended December 31, 2012. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. By tax year 2013, the market had recovered and the majority of the assessed property valuations reverted back to the assessed values that had been in place prior to the market downturn.

Ground Rent. Ground rent increased $2.0 million, or 14.8%, to $15.5 million for the twelve months ended December 31, 2013 compared to $13.5 million for the twelve months ended December 31, 2012. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $1.2 million, or 85.7%, to $2.6 million for the twelve months ended December 31, 2013 compared to $1.4 million for the twelve months ended December 31, 2012. Supplemental annual ground rent payments at the Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue decreased $10.3 million, or 4.6%, to $212.1 million for the twelve months ended December 31, 2012 compared to $222.4 million for the twelve months ended December 31, 2011. The decrease in rental revenue was the result of a decrease in the average in-place rent of the Target Portfolio of $2.31 per square foot or 7%. The decrease in the in-place rental rate was driven by the December 31, 2011 lease expiration of a tenant that occupied 100% of the 3400 Hillview property. In-place rental rates for this tenant were significantly higher than the average in-place rental rates for the Target Portfolio. This decrease was partially offset by an increase in average occupancy of 200 basis points to 83.5% for the twelve months ended December 31, 2012 as compared to 81.5% for the twelve months ended December 31, 2011.

Tenant Reimbursements. Tenant reimbursements remained relatively flat for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income decreased $0.8 million, or 22.2%, to $2.8 million for the twelve months ended December 31, 2012 compared to $3.6 million for the twelve months ended December 31, 2011. The decrease in other property income is primarily the result of a decrease in other ancillary property revenues of $0.9 million, or 26.5%, to $2.5 million for the twelve months ended December 31, 2012 compared to $3.4 million for the twelve months ended December 31, 2011. During the twelve months ended December 31, 2011, a $1.1 million restoration fee was received from a tenant at the Concourse property and a $0.8 million restoration fee was received from a tenant at the 3400 Hillview property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $3.0 million, or 4.8%, to $65.8 million for the twelve months ended December 31, 2012 compared to $62.8 million for the twelve months ended December 31, 2011. The increase in property operating expense is primarily the result of an increase in repairs and maintenance expense for the twelve months ended December 31, 2012 as compared to the twelve months ended December 31, 2011.

Real Estate Taxes. Real estate taxes increased $0.6 million, or 2.7%, to $23.1 million for the twelve months ended December 31, 2012 compared to $22.5 million for the twelve months ended December 31, 2011. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio. Subsequent to the market downturn in 2008, reductions in the assessed value of the properties (Prop 8 reductions) were obtained for the majority of the Target Portfolio. Beginning with tax year 2012, the assessed value of the properties began to increase as the market recovered.

Ground Rent. Ground rent increased $1.4 million, or 11.6%, to $13.5 million for the twelve months ended December 31, 2012 compared to $12.1 million for the twelve months ended December 31, 2011. The increase in ground rent expense is primarily the result of an increase in ground rent expense at the Foothill Research property of $0.9 million, or 180.0%, to $1.4 million for the twelve months ended December 31, 2012 compared to $0.5 million for the twelve months ended December 31, 2011. Supplemental annual ground rent payments at the Foothill Research property commenced in July 2012. The supplemental annual ground rent payments are based on a percentage of rental revenues earned at the property. Prior to July 2012, ground rent payments at Foothill Research were based on a fixed amount.

The Target Portfolio

The Target Portfolio consists of 26 office properties comprising an aggregate of approximately 8.2 million square feet. As of December 31, 2014, the properties were approximately 85.9% leased (giving effect to leases signed but not commenced as of that date). All the properties are located in Northern California. As of December 31, 2014, the weighted average remaining lease term for the properties was 38 months.

The following table sets forth certain information relating to each of the properties as of December 31, 2014.

Property	Submarket	Year Built/ Renovated	Square Feet(1)	Percent Leased(2)	Percent Occupied(3)	Annualized Base Rent(4)	Annualized Base Rent Per Occupied Square Foot(5)
OFFICE PROPERTIES
Bayhill Office Center	Peninsula	1982/1987	554,328	92.0%	71.9%	$12,243,403	$30.70
One Bay Plaza	Peninsula	1979	195,739	82.1%	82.1%	4,668,922	29.04
Bay Park Plaza	Peninsula	1985/1998	260,183	84.5%	84.5%	6,678,514	30.39
Metro Center Tower(6)	Peninsula	1985-1988	730,215	57.2%	49.4%	15,810,611	43.82
Peninsula Office Park	Peninsula	1971/1998	510,456	79.6%	79.6%	14,959,121	36.83
Shorebreeze I & II	Redwood Shores	1985-1986	230,932	87.1%	86.2%	8,048,280	40.45
333 Twin Dolphin Plaza	Redwood Shores	1985	182,789	88.7%	88.7%	6,222,695	38.39
555 Twin Dolphin Plaza	Redwood Shores	1989	198,936	88.1%	85.0%	7,096,026	41.95
Towers at Shore Center	Redwood Shores	2002	334,483	94.3%	94.3%	25,262,336	80.10
Skyway Landing	Redwood Shores	2000	247,173	92.9%	92.9%	7,744,777	33.73
2180 Sand Hill Road	Palo Alto	1976	45,613	65.0%	65.0%	2,260,125	76.23
Embarcadero Place	Palo Alto	1984	197,241	85.0%	85.0%	4,155,616	24.79
Palo Alto Square(7)	Palo Alto	1971/1985	328,251	98.8%	98.8%	17,820,539	54.95
Clocktower Square(8)	Palo Alto	1967/1983	100,344	100.0%	100.0%	5,135,369	51.18
Page Mill Center(9)	Palo Alto	1972	176,245	62.8%	62.8%	6,988,515	63.17
Lockheed(10)	Palo Alto	1991	46,759	100.0%	100.0%	1,603,136	34.29
3400 Hillview(11)	Palo Alto	1991	207,857	100.0%	100.0%	12,569,445	60.47
Foothill Research Center(12)	Palo Alto	1991	195,366	100.0%	42.8%	4,282,345	51.24
Campus Center	Silicon Valley	2001/2007-08	471,580	100.0%	100.0%	14,147,400	30.00
Techmart Commerce Ctr(13)	Silicon Valley	1987	284,440	74.3%	73.7%	6,986,647	33.33
Patrick Henry Drive	Silicon Valley	1981	70,520	0.0%	0.0%	—	—
Gateway	San Jose Airport	1981-84,1998	608,626	79.3%	79.3%	12,580,190	26.08
Metro Plaza	San Jose Airport	1986-1987	456,921	84.2%	83.2%	10,111,890	26.59
1740 Technology	San Jose Airport	1986/1994	206,876	95.5%	95.5%	5,818,174	29.45
Concourse	San Jose Airport	1980/2000	944,386	95.7%	95.1%	23,410,196	26.07
Skyport Plaza	San Jose Airport	2001	418,086	99.1%	99.1%	9,668,060	23.34

Portfolio Total/Weighted Average:			8,204,345	85.9%	82.2%	$246,272,332	$36.51

LAND
Skyport Land	San Jose Airport	—	350,000
Campus Center Land	Silicon Valley	—	750,000

Total Land Assets:			1,100,000

Total:			9,304,345

(1)	Square footage for office properties has been determined by management based upon estimated leasable square feet, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Square footage may change over time due to remeasurement, releasing, acquisition, or development. Square footage for land assets represents the Seller Parties’ estimate of developable square feet, the majority of which remains subject to entitlement approvals that have not yet been obtained.
(2)	Percent leased for office properties is calculated as (i) square footage under commenced and uncommenced leases as of December 31, 2014, divided by (ii) total square feet, expressed as a percentage.
(3)	Percent occupied for office properties is calculated as (i) square footage under commenced leases as of December 31, 2014, divided by (ii) total square feet, expressed as a percentage.
(4)	Rent data for the office properties is presented on an annualized basis. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of December 31, 2014 by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(5)	Annualized base rent per occupied square foot for the office properties is calculated as (i) annualized base rent divided by (ii) square footage under commenced leases as of December 31, 2014.
(6)	This property is subject to ground leases that expire April 29, 2054, each subject to four 11-year extension options.
(7)	This property is subject to a ground lease that expires November 30, 2045.
(8)	This property is subject to a ground lease that expires September 26, 2056.
(9)	This property is subject to a ground lease that expires November 30, 2041.
(10)	This property is subject to a ground lease that expires July 31, 2040.
(11)	This property is subject to a ground lease that expires October 31, 2040.
(12)	This property is subject to a ground lease that expires June 30, 2039.
(13)	This property is subject to a ground lease that expires May 3, 2053, with two 10 year extension options.

Tenant Diversification of the Target Portfolio

The properties in the Target Portfolio are currently leased to a variety of companies. The following table sets forth information regarding the 15 largest tenants in the Target Portfolio based on annualized base rent as of December 31, 2014.

Tenant	Property	Lease Expiration	Total Occupied Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
Weil, Gotshal & Manges LLP(2)	Towers at Shore Center	Various	101,751	1.2%	$15,640,035	6.4%
Cisco Systems, Inc.(3)	Campus Center	December 31, 2019	471,580	5.7%	14,147,400	5.7%
Google, Inc.(4)	3400 Hillview	November 30, 2021	207,857	2.5%	12,569,445	5.1%
Qualcomm Atheros	Skyport Plaza	July 31, 2017	365,038	4.4%	8,434,526	3.4%
NetSuite Inc.	Peninsula Office Park	August 31, 2019	119,262	1.5%	4,999,312	2.0%
Morgan, Lewis & Bockius LLP	Palo Alto Square	February 28, 2017	54,728	0.7%	3,899,988	1.6%
Stanford Hospital and Clinics	Page Mill Center	June 30, 2019	63,201	0.8%	3,792,060	1.5%
Invensense, Inc.	Concourse	December 31, 2019	160,688	2.0%	3,479,895	1.4%
Robert Bosch Healthcare System (5)	Various	Various	88,171	1.1%	3,499,183	1.4%
HQ Global Workplaces LLC (6)	Various	Various	96,649	1.2%	3,210,558	1.3%
Virgin America, Inc. (7)	Bay Park Plaza	Various	85,811	1.0%	2,510,864	1.0%
Quinstreet, Inc.	Metro Center Tower	October 31, 2018	63,998	0.8%	2,342,327	1.0%
Wells Fargo Bank, N.A.(3) (8)	Various	Various	58,057	0.7%	2,081,881	0.8%
Cooley LLP(9)	Palo Alto Square	January 31, 2015	53,751	0.7%	2,043,070	0.8%
Oracle America, Inc.	Bayhill Office Center	May 31, 2018	73,421	0.9%	2,040,655	0.8%

			2,066,457	25.2%	$84,764,301	34.2%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of December 31, 2014 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.
(2)	Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.
(3)	Cisco Systems, Inc. and Wells Fargo, N.A. leases are subject to early termination prior to expiration at the option of the tenant, subject to tenants paying a termination fee.
(4)	Google, Inc. executed a lease for an additional 97,872 square feet at Foothill Research Center commencing on March 1, 2015 and expiring on February 28, 2025.
(5)	Robert Bosch Healthcare System expirations by property and square footage: (i) 6,675 square feet at Embarcadero Place expiring on December 31, 2014; (ii) 24,949 square feet at Embarcadero Place expiring on December 31, 2016; (iii) 56,547 square feet at Foothill Research Center expiring on December 31, 2017. An additional 15,870 square feet has been executed at Foothill Research commencing on January 1, 2015 and expiring on December 31, 2017.
(6)	HQ Global Workplaces LLC expirations by property and square footage: (i) 44,957 square feet at Gateway expiring on November 30, 2016; (ii) 24,323 square feet at Bayhill Office Center expiring on July 31, 2019; (iii) 27,369 square feet at Techmart Commerce Center expiring April 30, 2020.
(7)	Virgin America, Inc expirations by square footage: (i) 4,053 square feet expiring on January 31, 2015; (ii) 81,758 square feet expiring on October 7, 2017.
(8)	Wells Fargo Bank, N.A. expiration by property and square footage: (i) 5,153 square feet at Palo Alto Square expiring on June 30, 2017; (ii) 5,543 square feet at 555 Twin Dolphin Plaza expiring on October 31, 2017; (iii) 7,104 square feet at Metro Center Tower expiring on July 31, 2020; (iv) 40,257 square feet at Skyway Landing expiring on November 30, 2020.
(9)	Cooley LLP vacated all suites on January 31, 2015.

Uncommenced Leases

As of December 31, 2014, 17 leases have been signed with respect to properties in the Target Portfolio that have not yet commenced. The following table sets forth data for these 17 uncommenced leases.

Tenant(1)	Lease Commencement	Lease Expiration	Total Leased Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(2)
Wal-Mart Stores, Inc.	2/1/2015	1/31/2025	106,099	1.3%	$2,419,057
Google, Inc.	3/1/2015	2/28/2025	97,872	1.2%	5,927,732
Conviva Inc.	1/1/2015	6/30/2020	34,764	0.4%	1,304,121
Arena Solutions, Inc.	3/1/2015	2/28/2022	18,803	0.2%	733,317
Robert Bosch LLC	1/1/2015	9/30/2021	15,870	0.2%	921,960
Other	Various	Various	27,338	0.4%	1,239,990

Total			300,746	3.7%	$12,546,177

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)	For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. Annualized base rent does not reflect tenant reimbursements

Lease Distribution of the Target Portfolio

The following table sets forth information relating to the distribution of leases in the Target Portfolio, based on net rentable square feet under lease as of December 31, 2014.

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
2,500 or less	189	27.4%	300,743	4.3%	$9,856,001	3.8%
2,501-10,000	308	44.6%	1,572,466	22.3%	54,277,721	21.0%
10,001-20,000	86	12.5%	1,225,469	17.4%	44,609,580	17.2%
20,001-40,000	43	6.2%	1,134,726	16.1%	41,955,220	16.2%
40,001-100,000	21	3.0%	1,128,880	16.0%	41,041,800	15.9%
Greater than 100,000	8	1.2%	1,306,914	18.5%	54,271,302	21.0%
Building management use	18	2.6%	76,796	1.1%	260,707	0.1%
Uncommenced leases	17	2.5%	300,746	4.3%	12,546,177	4.8%

Portfolio Total:	690	100.0%	7,046,740	100.0%	$258,818,508	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of December 31, 2014 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.

Lease Expirations of the Target Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of December 31, 2014 plus available space, for each of the ten full calendar years beginning January 1, 2015 at the properties in the Target Portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options.

Year of Lease Expiration(1)	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	1,157,605	14.1%	$—	0.0%	$—
2015	944,399	11.5%	31,537,221	12.2%	33.39
2016	1,176,797	14.3%	40,230,089	15.5%	34.19
2017	1,528,858	18.7%	50,255,567	19.5%	32.87
2018	863,278	10.5%	30,917,103	11.9%	35.81
2019	601,189	7.3%	24,909,999	9.6%	41.43
2020	1,015,587	12.4%	33,072,702	12.8%	32.57
2021	285,928	3.5%	14,995,232	5.8%	52.44
2022	46,527	0.6%	2,510,522	1.0%	53.96
2023	51,004	0.6%	1,602,147	0.6%	31.41
2024	59,863	0.7%	3,004,717	1.2%	50.19
Thereafter	95,768	1.2%	12,976,325	5.0%	135.50
Building management use(3)	76,796	0.9%	260,707	0.1%	3.39
Signed Leases not commenced	300,746	3.7%	12,546,177	4.8%	41.72

Portfolio Total/Weighted Average:	8,204,345	100.0%	$258,818,508	100.0%	$36.73

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of December 31, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Annualized base rent per square foot relates to a health club at the Skyport Plaza property.

Depreciation

The following table sets forth for each property in the Target Portfolio and component thereof upon which depreciation is taken, the (i) federal tax basis, (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis	Rate	Method	Life Claimed
Bayhill Office Center	$109,743,551	0.024928239	ADS/SL	40/39/15/10/5 Years
One Bay Plaza	39,465,879	0.024881778	ADS/SL	40/39/15/10/5 Years
Bay Park Plaza	55,346,292	0.025001777	ADS/SL	40/39/15/10/5 Years
Metro Center Tower	211,681,225	0.024950286	ADS/SL	40/39/15/10/5 Years
Peninsula Office Park	116,131,495	0.024975308	ADS/SL	40/39/15/10/5 Years
Shorebreeze I & II	47,653,614	0.024651826	ADS/SL	40/39/15/10/5 Years
333 Twin Dolphin Plaza	38,743,747	0.024898562	ADS/SL	40/39/15/10/5 Years
555 Twin Dolphin Plaza	43,317,340	0.025259143	ADS/SL	40/39/15/10/5 Years
Towers at Shore Center	143,644,208	0.025036396	ADS/SL	40/39/15/10/5 Years
Skyway Landing	59,477,212	0.025131715	ADS/SL	40/39/15/10/5 Years
2180 Sand Hill Road	11,677,317	0.025290582	ADS/SL	40/39/15/10/5 Years
Embarcadero Place	30,320,933	0.025022015	ADS/SL	40/39/15/10/5 Years
Palo Alto Square	108,330,111	0.025028769	ADS/SL	40/39/15/10/5 Years
Clocktower Square-Cons	43,880,884	0.025004057	ADS/SL	40/39/15/10/5 Years
1500-1530 Page Mill Center	82,029,600	0.025140572	ADS/SL	40/39/15/10/5 Years
Lockheed Building	11,748,676	0.026446864	ADS/SL	40/39/15/10/5 Years
3400 Hillview	120,395,898	0.025987153	ADS/SL	40/39/15/10/5 Years
Foothill Research	83,976,569	0.025961445	ADS/SL	40/39/15/10/5 Years
Campus Center	24,767,960	0.025356441	ADS/SL	40/39/15/10/5 Years
Techmart Commerce Center	37,911,349	0.025018681	ADS/SL	40/39/15/10/5 Years
Patrick Henry Drive	21,742,339	0.025033643	ADS/SL	40/39/15/10/5 Years
Gateway	102,858,049	0.025374265	ADS/SL	40/39/15/10/5 Years
Metro Plaza	60,294,702	0.025049710	ADS/SL	40/39/15/10/5 Years
1740 Technology	27,704,693	0.025225789	ADS/SL	40/39/15/10/5 Years
Concourse	171,976,288	0.025855480	ADS/SL	40/39/15/10/5 Years
Skyport Plaza-East	115,689,883	0.024995126	ADS/SL	40/39/15/10/5 Years

Total	$1,920,509,814

(1)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

Description of Certain Target Properties

Palo Alto Square, Foster City, CA

Palo Alto Square is a six-building, multi-use project located in Palo Alto, California. The property, built in 1971, features two 10-story, Class A office towers, two two-story, Class A office buildings, and two single-story buildings. In total, the project contains 328,251 net rentable square feet situated on approximately 15 acres with approximately 1,050 parking spaces. The property is located near the intersection of Page Mill Road and El Camino Real, a location that is considered “ground zero” for the Palo Alto office market. It has attracted many high-quality tenants including Morgan Lewis Bockius LLP, Cooley LLP, Mayer Brown LLP, White & Case LLP, Nixon Peabody, Kaye Scholer, Rutan & Tucker, Robert Half, MAP Royalty, Wells Fargo, Silicon Valley Bank, Navigant, and CBRE.

The project is easily accessed by Highways 101 and 280, the primary north-south transportation arteries, and is close to the California Street CalTrain stop. In addition, it is within walking distance of many retail and food services along El Camino Real and the California Street downtown area.

Palo Alto Square is subject to a ground lease. The fee interest is owned by The Board of Trustees of the Leland Stanford Junior University (“Stanford”). CA-Palo Alto Square Limited Partnership (“CA-Palo Alto”) is the ground lessee under an Amended and Restated Ground Lease by and between Stanford, as ground lessor, and CA-Palo Alto dated as of January 1, 2011 (the “Ground Lease”). The current expiration date of the Ground Lease is November 30, 2045. CA-Palo Alto has no contractual right to extend the term of the Ground Lease. Annual base rent in the amount of $1,500,000 is payable through December 31,

2021, and adjusted thereafter pursuant to the Ground Lease. In addition, CA-Palo Alto pays annual percentage rent based on adjusted gross income as set forth in the Ground Lease. Stanford has a right of first offer on transfers of the Ground Lease, as well as consent right over transfers of the Ground Lease, including any sublease by CA-Palo Alto to tenants exceeding 20,000 square feet of rentable area.

As of December 31, 2014, Palo Alto Square was approximately 98.8% leased to 23 tenants operating in various industries.

Palo Alto Square Primary Tenants

The following table summarizes information regarding the primary tenants of Palo Alto Square as of December 31, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Morgan, Lewis & Bockius LLP	Legal	February 2017	54,728	16.7%	$3,899,988	$71.26	21.9%
Cooley LLP	Legal	January 2015	53,751	16.4%	2,043,070	38.01	11.5%
Map Royalty, Inc.	Financial Services	September 2019	26,285	8.0%	1,902,094	72.36	10.7%

(1)	The tenants listed in the above table are not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Palo Alto Square Lease Expirations

The following table sets forth the lease expirations for leases in place at Palo Alto Square as of December 31, 2014, plus available space, for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of December 31, 2014, the weighted average remaining lease term for this property was 31 months without giving effect to uncommenced leases.

Year of Lease Expiration (1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent (2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	3,918	1.2%	$—	0.0%	$—
2015	9	111,747	34.1%	4,299,421	24.1%	38.47
2016	6	41,742	12.7%	1,391,861	7.8%	33.34
2017	6	92,899	28.4%	6,558,703	36.8%	70.60
2018	—	—	0.0%	—	0.0%	—
2019	2	29,679	9.0%	2,140,321	12.0%	72.12
2020	2	15,485	4.7%	1,216,143	6.8%	78.54
2021	—	—	0.0%	—	0.0%	—
2022	—	—	0.0%	—	0.0%	—
2023	—	—	0.0%	—	0.0%	72.00
2024	1	13,291	4.0%	956,952	5.4%	64.50
Thereafter	1	19,490	5.9%	1,257,138	7.1%	—
Building Management Use	—	—	0.0%	—	0.0%	—
Signed Leases not commenced	—	—	0.0%	—	0.0%	—

Portfolio Total/Weighted Average:	27	328,251	100%	$17,820,539	100.0%	$54.95

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Palo Alto Square Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Palo Alto Square as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
December 31, 2014	98.8%	$54.95	$52.31
December 31, 2013	100.0%	52.82	50.61
December 31, 2012	100.0%	51.71	50.76
December 31, 2011	95.3%	49.28	54.92
December 31, 2010	88.8%	48.21	49.18
December 31, 2009	97.6%	46.47	48.06

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Palo Alto Square consists of one real estate tax parcel located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $300,772, based upon an assessed value of $26.5 million. The fiscal year 2014 real estate tax rate is $1.18304 per $1,000 of assessed value. Direct assessments are $13,150. Personal property taxes are $74, based upon an assessment of $6,346 and a tax rate of $1.1803 per $1,000 of assessed value. Total 2014 fiscal tax expenses are $313,998.

Metro Center Tower, Foster City, CA

Metro Center Tower is a four-building, multi-use project located in Foster City, California. The property, built in phases between 1985 and 1988, features a 21-story, steel-framed Class A office tower (Metro Center Tower), two four-story, steel-framed, Class A office buildings, and a large neighborhood retail center. In total, the project contains 730,215 net rentable square feet situated on approximately 20 acres with approximately 2,550 parking spaces. The property is located near the intersection of two major freeways, Highway 101, a major north-south artery, and Highway 92, a key east-west thoroughfare at the geographic center of San Mateo County, a location that has attracted many diverse, high-quality tenants including Metropolitan Life, Jefferies LLC, Wells Fargo, Applied Underwriters, QuinStreet, Scale Ventures, Public Company Accounting Oversight Board, SciClone Pharmaceuticals, and CBRE.

The project was the former headquarters of Sony Computer Entertainment, with a lease for approximately 44% of the project, until June, 2013. After Sony’s vacating of the project, ownership undertook a significant repositioning of the assets, particularly 919 E. Hillsdale and 989 E. Hillsdale.

Metro Center Tower is subject to a ground lease. Metro Center consists of a 21 story tower (950 Tower Lane) (the “Tower”), two four story office buildings (919 and 989 East Hillsdale Blvd) (the “919 Building” and the “989 Building”), and a retail center (923-985 East Hillsdale Blvd) (the “Retail Center”). The office components total 692,091 square feet, and the retail component totals 38,124 square feet. The Tower, 989 Building, and Retail Center are located on land that is owned in fee by Metro TCE LLC (“Ground Lessor”). Ground Lessor is party to three ground leases – one for each of the Tower, 989 Building, and Retail Center – with CA-Metro Center Limited Partnership (“Ground Tenant”), each lease is dated as of April 30, 1998 (the “Ground Leases”). The Ground Leases each have a term ending April 29, 2054. Ground Tenant has the option to extend each of the Ground Leases for four additional periods of eleven years each. Ground Tenant pays annual rent, subject to adjustment as set forth in the Ground Leases. Ground Tenant has an option to purchase the fee interest under each of the Ground Leases during the first 6 months of the 31st lease year, and every 15th lease year thereafter (including option terms). Ground Tenant also has a right of first offer over any sales of the fee interest. Ground Tenant is also the fee owner of the land on which the 919 Building is located.

As of December 31, 2014, Metro Center Tower was approximately 57.2% leased to 44 tenants operating in various industries.

Metro Center Tower Primary Tenants

The following table summarizes information regarding the primary tenants of Metro Center Tower as of December 31, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Quinstreet, Inc.	Business Services	October 2018	63,998	8.8%	$2,342,327	$36.60	14.8%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12.

Metro Center Tower Lease Expirations

The following table sets forth the lease expirations for leases in place at Metro Center Tower as of December 31, 2014, plus available space, for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of December 31, 2014, the weighted average remaining lease term for this property was 45 months without giving effect to uncommenced leases.

Year of Lease Expiration (1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent (2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	312,245	42.8%	$—	0.0%	$—
2015	7	41,888	5.7%	1,526,994	8.5%	36.45
2016	9	39,884	5.5%	1,787,366	9.9%	44.81
2017	7	54,261	7.4%	2,206,669	12.3%	40.67
2018	10	109,407	15.0%	4,452,355	24.7%	40.70
2019	4	16,740	2.3%	774,570	4.3%	46.27
2020	2	29,700	4.1%	1,587,803	8.8%	53.46
2021	1	1,439	0.2%	51,804	0.3%	36.00
2022	2	33,947	4.6%	2,159,085	12.0%	63.60
2023	1	4,331	0.6%	155,916	0.9%	36.00
2024	2	24,289	3.3%	1,108,050	6.2%	45.62
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	3	4,900	0.7%	—	0.0%	—
Signed Leases not commenced	4	57,184	7.8%	2,179,163	12.1%	38.11

Portfolio Total/Weighted Average:	52	730,215	100%	$17,989,775	100.0%	$43.04

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12.

Metro Center Tower Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Metro Center Tower as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
December 31, 2014	57.2%	$43.82	$42.04
December 31, 2013	51.5%	40.29	38.14
December 31, 2012	94.2%	36.20	34.05
December 31, 2011	94.3%	33.93	34.71
December 31, 2010	94.2%	33.72	30.82
December 31, 2009	86.4%	33.31	37.38

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Metro Center Tower consists of five real estate tax parcels located in San Mateo County. Fiscal year 2014 real estate taxes are $2.3 million, based upon assessed value of $209.9 million. The fiscal year 2014 real estate tax rate is $1.1053 per $1,000 of assessed value. Direct assessments are $1,848. Total 2014 fiscal year tax expenses are $2.3 million.

Concourse, San Jose, CA

Concourse consists of six, five to eight-story, steel-framed Class A office buildings in a campus style setting including a retail site and a four story parking garage. The property, built in 1980 and renovated in 2000, contains approximately 944,386 rentable square feet situated on a 31.38 acre lot with approximately 2,550 parking spaces.

Concourse is adjacent to the Norman Y. Mineta San Jose International Airport, and is approximately two miles north of downtown San Jose. The property offers easy access to Highways 101, 880, 87 and 280 and public transportation including Caltrain, which offers convenient access to the Peninsula and San Francisco. Concourse is within walking distance to numerous restaurants, hotels and other retail amenities making it highly desirable to tenants looking for urban conveniences in a suburban location. Concourse has attracted many high-quality tenants including New York Life Insurance Company, Comerica Bank, Westinghouse Electric Company, Hensel Phelps, Invensense, HGST, the TSA and NTT America.

As of December 31, 2014, Concourse was approximately 95.7% leased to 95 tenants operating in various industries.

Concourse Primary Tenants

The following table summarizes information regarding the primary tenants of Concourse as of December 31, 2014:

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Occupied Square Feet	Percentage of Property Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Occupied Square Foot	Percentage of Property Annualized Base Rent
Invensense, Inc.	Manufacturing	December 2019	160,688	17.0%	$3,479,895	$21.66	14.9%

(1)	Tenant listed in the above table is not subject to any early termination options or renewal options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Concourse Lease Expirations

The following table sets forth the lease expirations for leases in place at Concourse as of December 31, 2014, plus available space, for each of the ten full calendar years beginning January 1, 2015. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of December 31, 2014, the weighted average remaining lease term for this property was 43 months without giving effect to uncommenced leases.

Year of Lease Expiration (1)	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent (2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Vacant	—	40,321	4.3%	$—	0.0%	$—
2015	21	99,715	10.6%	2,659,830	11.3%	26.67
2016	28	140,509	14.9%	3,678,905	15.6%	26.18
2017	20	137,572	14.6%	4,000,706	17.0%	29.08
2018	9	65,154	6.9%	1,610,348	6.8%	24.72
2019	8	154,240	16.3%	3,702,989	15.7%	24.01
2020	7	222,191	23.5%	5,415,089	22.9%	24.37
2021	1	28,930	3.1%	815,826	3.5%	28.20
2022	—	—	0.0%	—	0.0%	—
2023	1	28,489	3.0%	809,942	3.4%	28.43
2024	1	18,388	1.9%	716,560	3.0%	38.97
Thereafter	—	—	0.0%	—	0.0%	—
Building Management Use	1	2,842	0.3%	—	0.0%	—
Signed Leases not commenced	1	6,035	0.6%	188,895	0.8%	31.30

Portfolio Total/Weighted Average:	98	944,386	100%	$23,599,090	100.0%	$26.10

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended December 31, 2014, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.

Concourse Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for Concourse as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Occupied Square Foot	Annualized Net Effective Base Rent Per Occupied Square Foot(1)
December 31, 2014	95.7%	$26.07	$27.70
December 31, 2013	83.3%	24.22	25.20
December 31, 2012	60.0%	26.03	25.17
December 31, 2011	61.4%	25.33	25.77
December 31, 2010	60.0%	26.23	26.30
December 31, 2009	85.1%	31.58	30.98

(1)	Annualized net effective base rent per occupied square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Concourse consists of three real estate tax parcels located in Santa Clara County, and one personal property account. Fiscal year 2014 real estate taxes are $2.5 million, based upon assessed value of $202.9 million. The fiscal year 2014 real estate tax rate is $1.2301 per $1,000 of assessed value. Direct assessments are $99,542. Personal property taxes are $458, based upon an assessment of $37,404 and a tax rate of $1.2257 per $1,000 of assessed value. Total 2014 fiscal year tax expenses are $2.6 million.

Competition

The Target Properties compete for tenants based on a number of factors, including location, rental rates, security, management’s flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which each property is operated, maintained and marketed.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Target Portfolio.

The Company hereby files the following combined statement of revenues and certain expenses of the Target Properties for the year ended December 31, 2014.

TARGET PROPERTIES FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To EOP Operating Limited Partnership:

We have audited the accompanying combined statement of revenues and certain expenses (the “combined statement”) of Redwood Portfolio, a group of 26 office properties and two land parcels (collectively, the “Portfolio”) for the year ended December 31, 2014, and the related notes to the combined statement. These properties are under common ownership and management.

Management’s Responsibility for the Combined Statement

Management is responsible for the preparation and fair presentation of this combined statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Portfolio’s preparation and fair presentation of the combined statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 to the combined statement of the Portfolio for the year ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 of the combined statement, which describes that the accompanying combined statement was prepared for the purpose of complying with the provisions of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 16, 2015

REDWOOD PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES FOR

THE YEAR ENDED DECEMBER 31, 2014

(In thousands)

REVENUES:
Rental	$227,410
Tenant reimbursements	37,924
Other property income	13,611

Total revenues	278,945

CERTAIN EXPENSES:
Property operating	71,214
Real estate taxes	25,871
Ground rent	15,009

Total certain expenses	112,094

REVENUES IN EXCESS OF CERTAIN EXPENSES	$166,851

See accompanying notes to the combined statement of revenues and certain expenses.

REDWOOD PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2014

1.	Organization

On December 6, 2014, Hudson Pacific Properties, Inc. (the “Company”) entered into an agreement (the “Agreement”) to acquire 26 office properties and two vacant land parcels (collectively, the “Portfolio”) from indirect subsidiaries of EOP Operating Limited Partnership and Nantucket Parent LLC, which are in turn indirect subsidiaries of private equity funds sponsored by the Blackstone Group L.P. (“Management”) in exchange for a combination of $1.75 billion in cash and up to 63,474,791 newly-issued shares of Hudson common stock and newly issued common units of limited partnership interest in the Operating partnership of Hudson.

The Portfolio is not a legal entity but rather a portfolio of office buildings and two vacant land parcels indirectly owned by private equity funds sponsored by The Blackstone Group L.P. The combined statement of revenues and certain expenses presented herein represent the combination of the office properties and vacant land parcels and related operations to be acquired pursuant to the Agreement.

The following table sets forth certain information related to the Portfolio as of December 31, 2014 (unaudited):

Sub-Market	Number of Properties	Number of Buildings	Total Rentable Square Feet	Percent Occupied
Peninsula / San Francisco	18	55	4,742,910	77.8%
Silicon Valley	8	22	3,461,435	88.2%

Total	26	77	8,204,345	82.2%

2.	Basis of Presentation

The Combined Statement of Revenues and Certain Expenses (the “Statement”) has been prepared on the accrual basis of accounting. The Statement is combined herein because the properties are under common ownership and management. The Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and with the provisions of Rule 3-14 of Regulation S-X, which requires certain information with respect to real estate operations to be included within certain filings with the SEC. The Statement is not intended to be a complete presentation of the combined revenues and expenses for the Portfolio. The Statement excludes certain expenses such as depreciation and amortization, amortization of above-market and below-market leases, interest expense, non-recurring professional fees, corporate expenses and allocations such as management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Portfolio.

In preparation of the accompanying Statement for the year ended December 31, 2014, the Portfolio has been evaluated for events and transactions occurring after such date through March 16, 2015 for recognition or disclosure purposes. Material transactions have been disclosed in the accompanying report.

3.	Summary of Significant Accounting Policies

Revenue and Expense Recognition— The Portfolio leases its office properties to tenants under agreements that are classified as operating leases. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments change during the lease term. The Portfolio records rental revenue on a straight-line basis as it is earned during the lease term. Straight-line rental revenue increased rental revenues that are contractually due from tenants by $1.1 million for the year ended December 31, 2014.

If a lease provides for tenant payment of building operating expenses, the Portfolio recognizes revenue associated with the recovery of those building operating expenses as those expenses are incurred. If a lease provides for rent based on the resolution of contingencies, such as achieving a level of sales by the tenant, the Portfolio recognizes revenue associated with rental contingencies when the contingency is resolved.

The Portfolio recognizes lease termination fees on a straight-line basis over the shortened remaining term of the lease. Lease termination fees are included in other property income on the accompanying Statement. For the year ended December 31, 2014, the Portfolio recognized lease termination fees of $12.2 million.

Property operating expenses represent the direct expenses of operating the Portfolio and include repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Portfolio. Expenditures for repairs and maintenance are charged to operations as incurred.

Bad Debt Expense— The Portfolio provides for potentially uncollectible accounts receivables based on analysis of the risk of loss on specific accounts. The Portfolio incurred bad debt expense, which is included in property operating expenses in the accompanying Statement, of $82,000, for the year ended December 31, 2014.

Use of Estimates—The preparation of the Statement in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires Management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions and conditions.

4.	Future Minimum Rents

Space in the Portfolio’s rental properties is leased to tenants. The future minimum base rent to be received under non-cancelable tenant operating leases as of December 31, 2014, is summarized as follows (in thousands):

2015	$238,153
2016	216,680
2017	171,171
2018	124,757
2019	101,195
Thereafter	174,752

Total	$1,026,708

The Portfolio is subject to the usual business risks associated with the collection of the above scheduled rents.

In addition to minimum rents, the leases typically provide for other rents, which reimburse the Portfolio for specific property operating expenses, insurance and real estate taxes. These rents are not included in the table above.

Leases can also provide for additional rent based on increases in the Consumer Price Index. Such amounts are not included in the table above.

5.	Future Minimum Lease Payments

Certain properties are subject to ground leases. We record ground rent expense on a straight-line basis over the term of the lease. Some of these leases require rental payments or rental payment increases based upon the appraised value of the property at specified dates, increases in pricing indexes, or certain financial calculations based on the operations of the respective property. Any incremental changes in the rental payments as a result of these adjustments are not included in the table below because the amount of the change is not determinable. Future minimum lease obligations under these noncancelable ground leases as of December 31, 2014, are as follows (in thousands):

2015	$9,616
2016	9,616
2017	9,785
2018	10,705
2019	10,755
Thereafter	334,766

Total	$385,243

6.	Tenant Concentrations

No tenant comprised more than 10% of the Portfolio’s rental revenue for the year ended December 31, 2014.

7.	Related Party Transactions

The Portfolio utilizes Real State Insurance LLC (“Real State”), a wholly-owned subsidiary of the Portfolio’s common parent, to provide insurance services to the Portfolio. Fees paid to Real State for the year ended December 31, 2014 were $4.9 million and are included in property operating expense on the accompanying Statement.

Property management services for the office properties in the Portfolio are provided by Equity Office Management, L.L.C. (“EOM”), an indirect subsidiary of the Portfolio’s common parent. Fees paid to EOM for the for the year ended December 31, 2014 were $8.0 million. These costs are not included in the Statement as they are not expected to be paid to EOM after the acquisition of the Portfolio by the Company.

8.	Commitments and Contingencies

Environmental—As an owner of real estate, the Portfolio is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material impact on the Portfolio’s combined financial condition and results of operations, and Management does not believe it will have such an impact in the future. However, Management cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on the properties within the Portfolio.

Litigation —The Portfolio is presently not subject to material litigation nor, to Management’s knowledge, is any material litigation threatened against the Portfolio, other than routine actions for alleged negligence and other claims and administrative proceedings arising in the ordinary course of business. Some of this litigation is expected to be covered by liability insurance or third party indemnifications. Management does not expect any of this litigation to have a material impact on the Statement.

b)	Unaudited Pro Forma Financial Information.

During December 2014 and January 2015, the Company entered into various transactions, which have been included in the unaudited pro forma consolidated financial statements of the Company set forth below.

The Company hereby files the following unaudited pro forma consolidated balance sheet of the Company as of December 31, 2014 and the unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 2014.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF HUDSON

During December 2014 and January 2015, Hudson entered into the following transactions, which have been included in the accompanying unaudited pro forma consolidated financial statements as discussed more fully below.

First Financial Disposition

On December 29, 2014, the Operating Partnership and a wholly owned subsidiary of the Operating Partnership entered into a purchase and sale agreement with Douglas Emmett Management, LLC, pursuant to which Hudson agreed to sell its First Financial office property (“First Financial”) located in Encino, California for a purchase price of $89.0 million (before certain credits, proration and closing costs). The sale closed on March 6, 2015. Hudson intends to use the proceeds from the sale in a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (“Section 1031 Exchange”) to defer some or all of the taxable gains on the transaction for federal and state income tax purposes, including by applying the proceeds to Hudson’s purchase of the Target Properties.

1455 Market Street Joint Venture

On January 7, 2015, the Operating Partnership transferred a 45% interest in Hudson 1455 Market, L.P., a wholly owned subsidiary and the sole common member of Hudson 1455 Market Street LLC, the owner of the 1455 Market Street office property located in San Francisco, California (the “1455 Market Street Joint Venture”), to CPP Investment Board Real Estate Holdings Inc., a wholly owned subsidiary of the Canada Pension Plan Investment Board, for a purchase price of $219.2 million (before certain credits, proration and closing costs). Hudson intends to use the proceeds from entering into the 1455 Market Street Joint Venture pursuant to a Section 1031 Exchange to defer some or all of the taxable gains resulting from the creation of the 1455 Market Street Joint Venture for federal and state income tax purposes, including by applying the proceeds to Hudson’s purchase of the Target Properties.

Common Stock Offering

On January 20, 2015, Hudson completed an underwritten public offering (the “Offering”) of 12,650,000 shares of its common stock (including 1,650,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at a public offering price of $31.75 per share, resulting in net proceeds of approximately $385.2 million, after deducting the underwriting discount and estimated expenses payable by Hudson. Hudson used a portion of the net proceeds from the Offering to repay the outstanding balance on its unsecured revolving credit facility.

Target Properties Acquisition

On December 6, 2014, Hudson, the Operating Partnership and the Seller Parties entered into the Purchase Agreement, under which the Operating Partnership and/or one or more Hudson subsidiaries will acquire the Target Properties from the Seller Parties.

Pursuant to the terms of the Purchase Agreement, in consideration for the purchase and sale of the Target Properties, (i) the Operating Partnership will deliver to the Seller Parties a cash payment equal to $1.75 billion and (ii) the Operating Partnership will deliver to the Seller Parties the Equity Consideration consisting of an aggregate amount of up to 63,474,791 shares of Hudson common stock, par value $.01 per share, or common stock, and common units of limited partnership interest in the Operating Partnership, or common units, subject in each case to adjustments as described therein. The number of shares of Hudson common stock to be delivered to the Seller Parties will be equal to 9.8% of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding but, for purposes of such calculation, after giving effect to the issuance of the common stock and common units to the Seller Parties on the close of business two business days immediately prior to the date of the consummation of the transaction). The remainder of the equity consideration will consist of common units. As a result of changes in the market price for Hudson common stock prior to the consummation of the transaction, the total value of the equity consideration could change significantly, which could materially impact these unaudited pro forma consolidated financial statements.

        Consummation of the transaction is subject to, among other things, approval by the holders of Hudson common stock of the issuance of the Equity Consideration. Such approval was obtained on March 5, 2015 and the transaction is expected to be completed during the first half of 2015.

On December 6, 2014, in connection with the execution of the Purchase Agreement, Hudson and the Operating Partnership entered into a bridge commitment letter, pursuant to which the initial commitment parties agreed to provide a $1.75 billion senior unsecured bridge loan facility. The unaudited pro forma consolidated financial statements assume an approximately $1.3 billion draw on the senior unsecured bridge loan facility to finance the cash component of the consideration and related financing costs.

The unaudited consolidated pro forma financial statements have been adjusted to give effect to the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing and have been developed from and should be read in conjunction with the following:

•	the accompanying notes;

•	the historical audited combined statements of revenues and certain expenses and related notes of the Target Properties for the year ended December 31, 2014, included in this Current Report on Form 8-K; and

•	the historical audited consolidated financial statements and related notes of Hudson included in its Annual Report on Form 10-K for the year ended December 31, 2014.

The unaudited pro forma consolidated balance sheet of Hudson as of December 31, 2014 and unaudited pro forma consolidated statements of operations of Hudson for the year ended December 31, 2014 have been prepared as if the disposition of First Financial, the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing had occurred on December 31, 2014 for the pro forma consolidated balance sheet and as if the disposition of First Financial, the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing had occurred on January 1, 2014 for the pro forma consolidated statements of operations for the year ended December 31, 2014.

The preliminary purchase price allocation and related pro forma adjustments with respect to the acquisition of the Target Properties reflected in the unaudited pro forma consolidated financial statements are based on preliminary estimates and information that is currently available. The value of the total consideration paid in connection with the acquisition of the Target Properties and the assignment of fair values to the assets acquired and liabilities assumed has not been finalized and is subject to change. The value of the Equity Consideration to be delivered will be determined based on the closing price of Hudson’s common stock on the closing date of the transaction, and a final determination of the fair value of the assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of the Target Properties that exist as of that date. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma consolidated balance sheet and/or pro forma consolidated statements of operations. The final purchase price allocation may be materially different than the preliminary purchase price allocation reflected in these unaudited pro forma consolidated financial statements.

In addition, certain of the Target Properties may be reassessed for property tax purposes after the consummation of the acquisition. Therefore, the amount of property taxes Hudson pays in the future may change from what the Seller Parties have paid in the past. Given the uncertainty of the amounts involved, any property tax changes have not been reflected in the unaudited pro forma consolidated financial statements.

Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that Hudson’s management considers reasonable. The pro forma consolidated financial statements do not purport to (1) represent Hudson’s financial position that would have actually occurred had the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing occurred on December 31, 2014, (2) represent the results of Hudson’s operations that would have actually occurred had the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing occurred on January 1, 2014 or (3) project Hudson’s financial position or results of operations as of any future date or for any future period, as applicable.

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2014

(in thousands)

	Hudson Pacific Properties, Inc. (A)	Disposition of First Financial (B)	1455 Market Street Joint Venture (C)	Proceeds from the Offering (D)	Company Pro Forma before Acquisition of Target Properties and related financing	Acquisition of Target Properties and related financing (E)	Company Pro Forma
ASSETS
Investment in real estate, net	$2,036,638	$—	$—	$—	$2,036,638	$3,489,912	$5,526,550
Cash and cash equivalents	17,753	48,055	216,162	255,172	537,142	(486,865)	50,277
Restricted cash	14,244	—	—	—	14,244	—	14,244
Accounts receivable, net	16,247	—	—	—	16,247	—	16,247
Mortgage Receivable	28,268	—	—	—	28,268	—	28,268
Straight-line rent receivables	33,006	—	—	—	33,006	—	33,006
Deferred leasing costs and lease intangibles, net	102,023	—	—	—	102,023	288,242	390,265
Deferred finance costs, net	8,723	—	—	—	8,723	15,250	23,973
Interest rate contracts	3	—	—	—	3	—	3
Goodwill	8,754	—	—	—	8,754	—	8,754
Prepaid expenses and other assets	6,692	—	—	—	6,692	—	6,692
Assets associated with real estate held for sale	68,534	(68,534)	—	—	—	—	—

TOTAL ASSETS	$2,340,885	$(20,479)	$216,162	$255,172	$2,791,740	$3,306,539	$6,098,279

LIABILITIES AND EQUITY
Notes payable	$918,059	$—	$—	$(130,000)	$788,059	$1,300,000	$2,088,059
Accounts payable and accrued liabilities	36,844	—	—	—	36,844	—	36,844
Below-market leases and above-market ground leases	40,969	—	—	—	40,969	81,382	122,351
Security deposits	6,257	—	—	—	6,257	—	6,257
Prepaid rent	8,600	—	—	—	8,600	—	8,600
Interest rate contracts	1,750	—	—	—	1,750	—	1,750
Obligations associated with real estate held for sale	43,214	(43,214)	—	—	—	—	—

TOTAL LIABILITIES	$1,055,693	$(43,214)	$—	$(130,000)	$882,479	$1,381,382	$2,263,861
6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	10,177	—	—	—	10,177	—	10,177
EQUITY
Hudson Pacific Properties, Inc. shareholders’ equity:
Series B cumulative preferred stock	145,000	—	—	—	145,000	—	145,000
Common stock	668	—	—	127	795	86	881
Additional paid-in capital	1,070,833	—	—	385,045	1,455,878	263,680	1,719,558
Accumulated other comprehensive loss	(2,443)	—	—	—	(2,443)	—	(2,443)
Accumulated deficit	(34,884)	22,735	—	—	(12,149)	(21,615)	(33,764)

Total Hudson Pacific Properties, Inc. shareholders’ equity	1,179,174	22,735	—	385,172	1,587,081	242,151	1,829,232
Non-controlling interest in consolidated real estate entity	42,990	—	216,162	—	259,152	—	259,152
Non-controlling unitholders in Operating Partnership	52,851	—	—	—	52,851	1,683,006	1,735,857

TOTAL EQUITY	1,275,015	22,735	216,162	385,172	1,899,084	1,925,157	3,824,241

TOTAL LIABILITIES & EQUITY	$2,340,885	$(20,479)	$216,162	$255,172	$2,791,740	$3,306,539	$6,098,279

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Hudson Pacific Properties, Inc. (AA)	Disposition of First Financial (BB)	1455 Market Street Joint Venture (CC)	Company Pro Forma before Acquisition of Target Properties and related financing		Acquisition of Target Properties (EE)	Financing Transaction (FF)	Other Adjustments		Company Pro Forma
REVENUES
Office
Rental	$156,806	$(7,513)	$—	$149,293		$266,873	$—	$—		$416,166
Tenant recoveries	34,509	(337)	—	34,172		37,924	—	—		72,096
Parking and other	22,471	(1,102)	—	21,369		13,611	—	—		34,980

	213,786	(8,952)	—	204,834		318,408	—	—		523,242

Media and entertainment properties
Rental	22,138	—	—	22,138		—	—	—		22,138
Tenant recoveries	1,128	—	—	1,128		—	—	—		1,128
Other property related revenue	15,751	—	—	15,751		—	—	—		15,751
Other	612	—	—	612		—	—	—		612

	39,629	—	—	39,629		—	—	—		39,629

Total Revenues	253,415	(8,952)	—	244,463		318,408	—	—		562,871

OPERATING EXPENSES
Office property related expenses	78,372	(3,020)	—	75,352		111,671	—	—		187,023
Media and entertainment properties	25,897	—	—	25,897		—	—	—		25,897
General and administrative	28,253	—	—	28,253		—	—	(GG	)	28,253
Depreciation and amortization	72,216	(2,687)	—	69,529		176,024	—	—		245,553

Total operating expenses	204,738	(5,707)	—	199,031		287,695	—	—		486,726
Income from operations	48,677	(3,245)	—	45,432		30,713	—	—		76,145

OTHER EXPENSE (INCOME)
Interest expense	25,932	(2,090)	—	23,842		—	53,729	—		77,571
Interest income	(30)	2	—	(28)		—	—	—		(28)
Acquisition-related expenses	4,641	—	—	4,641		—	—	—		4,641
Other income	(14)	—	—	(14)		—	—	—		(14)

	30,529	(2,088)	—	28,441		—	53,729	—		82,170
Income (loss) from continuing operations before gain on sale of real estate	18,148	(1,157)	—	16,991		30,713	(53,729)	—		(6,025)
Gain on sale of real estate	5,538	—	—	5,538		—	—	—		5,538

Income (loss) from continuing operations	23,686	(1,157)	—	22,529		30,713	(53,729)	—		(487)
Net income from continuing operations attributable to preferred stock and units	(12,785)	—	—	(12,785)		—	—	—		(12,785)
Net income from continuing operations attributable to restricted shares	(274)	—	—	(274)		—	—	—		(274)
Net income from continuing operations attributable to non-controlling interest in Consolidated Entities	(149)	—	(4,835)	(4,984)		—	—	—		(4,984)
Net income from continuing operations attributable to common units in the Operating Partnership	(359)	—	—	(359)		—	—	7,675	(HH)	7,316

Net income / (loss) from continuing operations attributable to Hudson Pacific Properties, Inc. common stockholders	10,119	(1,157)	(4,835)	4,127		30,713	(53,729)	7,675		11,214

Pro forma earnings per share—basic and diluted	$0.15			$0.05	(DD)					$(0.13	)(II)
Pro forma weighted average shares outstanding—basic and diluted	66,509,447			79,159,447	(DD)					87,759,564	(II)

1.	Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

(A)	Represents the historical consolidated balance sheet of Hudson as of December 31, 2014.

(B)	Reflects the disposition of First Financial.

(C)	Reflects the 1455 Market Street Joint Venture.

(D)	Reflects the sale by Hudson of 12,650,000 shares of its common stock in the Offering at a public offering price of $31.75 per share, resulting in net proceeds of approximately $385.2 million, after deducting the underwriting discount and estimated expenses payable by Hudson, and the use of $130 million of the net proceeds to repay the outstanding balance on Hudson’s unsecured revolving credit facility.

Gross proceeds from the Offering	$401.6 million
Less underwriting discounts and offering expenses payable by Hudson	16.4 million

Available proceeds before repayment of unsecured revolving credit facility	$385.2 million
Less repayment of unsecured revolving credit facility	(130.0 million	)

Available proceeds	$255.2 million

(E)	Reflects the acquisition of the Target Properties and related financing costs. The preliminary allocation of the purchase price is as follows (in thousands, except footnote data):

Consideration paid
Cash(1)	$486,865
Common stockholders(2)	86
Additional paid-in capital(2)	263,680
Non-controlling unitholders in Operating Partnership(3)	1,683,006
Committed bridge financing(4)	1,300,000

Total consideration paid	$3,733,637

Allocation of consideration paid
Investment in real estate, net	$3,489,912
Deferred leasing costs and lease intangibles, net	224,248
Below-market leases	(57,682)
Above market lease	40,925
Below-market ground leases	23,069
Above market ground lease	(23,700)
Deferred finance costs, net(5)	15,250
Closing costs(5)	21,615

Total consideration paid	$3,733,637

(1)	Assumes the use of a portion of Hudson’s cash balance as of December 31, 2014 and cash proceeds from the 1455 Market Street Joint Venture, First Financial disposition and the Offering. The proceeds from the formation of the 1455 Market Street Joint Venture and the First Financial disposition are anticipated to be used in Section 1031 Exchanges.
(2)	Reflects the issuance of 8,600,117 shares of Hudson’s common stock at an assumed price of $30.67 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on March 10, 2015. The actual number of shares issued will represent 9.8% of the total issued and outstanding shares of Hudson common stock (excluding any restricted shares of Hudson common stock then issued and outstanding but, for purposes of such calculation, after giving effect to Hudson’s issuance of the Equity Consideration) on the close of business two business days immediately prior to the date of the consummation of the transaction. For purposes of the calculation of the shares to be issued at closing in these unaudited consolidated pro forma financial statements, Hudson has used 79,156,179 shares of common stock, which reflects the total issued and outstanding shares of Hudson common stock (other than 540,778 shares of restricted stock) on March 10, 2015 before giving effect to Hudson’s issuance of the Equity Consideration. The purchase price will be adjusted based on the closing share price of Hudson’s common stock on the closing date of the acquisition consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”), Business Combinations. A 5% increase (decrease) in the closing share price of Hudson’s common stock would increase (decrease) the total consideration paid by approximately $97 million.
(3)	Reflects the issuance of 54,847,674 common units at an assumed issuance price of $30.67 per common unit based on the assumed price per share of Hudson’s common stock of $30.67 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on March 10, 2015. The purchase price will be adjusted based on the closing share price of Hudson’s common stock on the closing date of the acquisition of the Target Properties consistent with the requirements of ASC 805. The actual number of common units issued will be in an amount equal to 63,474,791, less the number of shares of Hudson’s common stock issued in connection with the acquisition of the Target Properties, as described above, subject to reduction as described in the Purchase Agreement. A 5% increase (decrease) in the closing share price of Hudson’s common stock would increase (decrease) the total consideration paid by approximately $97 million.
(4)	Assumes an approximately $1.3 billion draw on the senior unsecured bridge loan facility. The senior unsecured bridge loan facility bears interest at a rate equal to one-month LIBOR plus 145 basis points.
(5)	Hudson expects that the total transaction costs would be approximately $41.5 million, including loan costs. As Hudson has not yet entered into contracts with all third-parties to provide the services included within this estimate, only currently obligated amounts appear in the accompanying pro forma consolidated balance sheet.

2.	Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations

(AA)	Reflects the historical consolidated statement of operations of Hudson for the year ended December 31, 2014.

(BB)	Reflects the disposition of First Financial for the year ended December 31, 2014 as if First Financial was disposed of on January 1, 2014.

(CC)	Reflects the formation of the 1455 Market Street Joint Venture for the year ended December 31, 2014 as if the 1455 Market Street Joint Venture were entered into on January 1, 2014.

(DD)	Pro forma before the acquisition of the Target Properties and related financing loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss before the acquisition of the Target Properties and related financing allocable to common stockholders by the number of weighted average shares of common stock outstanding for the year ended December 31, 2014. The pro forma loss per share assumes the additional common stock issued in connection with the Offering (see Note D) had been outstanding for the entire year ended December 31, 2014.

(EE)	Reflects the acquisition of the Target Properties for year ended December 31, 2014 as if the Target Properties were acquired on January 1, 2014. The table below presents the combined revenues and certain expenses of the Target Properties for the year ended December 31, 2014, as adjusted to reflect the pro forma impact of the acquisition of the Target Properties (in thousands).

	Year Ended December 31, 2014	Adjustments		Total
Revenues
Rental	$227.4	$26.0	(1)	$266.9
		13.5	(2)
Tenant reimbursements	37.9			37.9
Other property income	13.6			13.6

Total revenues	278.9	39.5		318.4

Certain Expenses
Property operating	71.2			71.2
Real estate taxes	25.9			25.9
Ground rent	15.0	(0.4	)(3)	14.6

Total certain expenses	112.1	(0.4)		111.7

Revenues in Excess of Certain Expenses	$166.8	$39.9		$206.7

(1)	Reflects the net impact of straight-line rents.
(2)	Reflects the amortization of the net amount of above- and below-market lease intangibles based on the preliminary purchase price allocation described in Note E.
(3)	Reflects the amortization of the net amount of above- and below-market ground lease intangibles based on the preliminary purchase price allocation described in Note E.

The pro forma adjustments further reflect the depreciation and amortization of the Target Properties’ investment in real estate, net and deferred leasing costs and lease intangibles, net of $176.0 million for the year ended December 31, 2014 based on the purchase price allocation described in Note E.

(FF)	Reflects the impact on interest expense for the year ended December 31, 2014, assuming approximately $1.3 billion has been drawn on the senior unsecured bridge loan facility for the entire year. Because the unsecured senior bridge loan facility has a term of 364 days, the associated finance costs have been fully expensed and reflected as part of interest expense for the year ended December 31, 2014. A 12.5 basis points, or 1/8th of 1.0%, increase (decrease) in the one-month LIBOR would increase (decrease) interest expense for the year by approximately $1.6 million.

(GG)	Hudson expects to incur additional general and administrative costs as a result of acquiring the Target Properties that will include, but are not limited to, incremental salaries and benefits, audit, tax and legal fees and other administrative costs. Hudson estimates that these costs will result in additional general and administrative expenses of approximately $10 million per year. As Hudson has not yet entered into contracts with third-parties to provide the services included within this estimate, these expenses do not appear in the accompanying pro forma consolidated statements of operations.

(HH)	Reflects the incremental impact on the pro forma consolidated results of operations for the year ended December 31, 2014 to allocate (income) loss to unitholders in the Operating Partnership as a result of the pro forma adjustments described in Notes BB, CC, EE and FF above. The allocation of income also assumes the additional common units issued in connection with the acquisition of the Target Properties (see Note E) had been outstanding for the entire period presented.

(II)	Pro forma loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss allocable to common stockholders by the number of weighted average shares of common stock outstanding for the year ended December 31, 2014. The pro forma loss per share assumes the additional common stock issued in connection with the Offering (see Note D) and the acquisition of the Target Properties (see Note E) had been outstanding for the entire year ended December 31, 2014.

(d)	Exhibits.

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP.

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, and other risks described in documents subsequently filed by us from time to time with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2015

Hudson Pacific Properties, Inc.

By:	/s/ Mark T. Lammas
Mark T. Lammas
Chief Financial Officer

Hudson Pacific Properties, L.P.

By:	Hudson Pacific Properties, Inc.
Its General Partner

By:	/s/ Mark T. Lammas
Mark T. Lammas
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP.